FOR IMMEDIATE RELEASE

Investor Contact:

Chris Lewis

Vice President, Investor Relations & Corporate Affairs

(949) 481-0510

clewis@glaukos.com

Glaukos Announces Preliminary, Unaudited Fourth Quarter and Full Year 2025 Net Sales and Reaffirms 2026 Revenue Guidance

Aliso Viejo, CA – January 13, 2026 – Glaukos Corporation (NYSE: GKOS), an ophthalmic pharmaceutical and medical technology focused on novel therapies for the treatment of glaucoma, corneal disorders, and retinal diseases, today announced its preliminary, unaudited net sales for the fourth quarter and full year ended December 31, 2025, and reaffirmed its full year 2026 revenue guidance.

Preliminary and unaudited total net sales for the fourth quarter of 2025 are expected to be approximately $143 million, a reported increase of 36% compared to the same period in 2024, consisting of approximately $86 million in U.S. Glaucoma net sales, including iDose® TR net sales of approximately $45 million, approximately $33 million in International Glaucoma net sales, and approximately $24 million in Corneal Health net sales.

Preliminary and unaudited total net sales for the full year of 2025 are expected to be approximately $507 million, a reported increase of 32% compared to the full year of 2024, consisting of approximately $299 million in U.S. Glaucoma net sales, including iDose TR net sales of approximately $136 million, approximately $122 million in International Glaucoma net sales, and approximately $86 million in Corneal Health net sales.

The company ended the fourth quarter of 2025 with approximately $283 million in cash and cash equivalents, short-term investments and restricted cash, and no debt.

“Our record fourth quarter preliminary results cap off a highly successful year of global execution across our key commercial and development initiatives, leaving us well positioned to sustain our strong growth momentum in 2026 and beyond,” said Thomas Burns, Glaukos chairman and chief executive officer. “We continue to successfully advance our robust pipeline of novel, dropless platform technologies designed to meaningfully advance the standard of care and improve outcomes for patients suffering from chronic eye diseases.”

2026 Revenue Guidance

The company reaffirms its 2026 net sales guidance range of $600 million to $620 million.

Fourth Quarter and Full Year 2025 Financial Results Conference Call

These preliminary and unaudited results are subject to revision until the company provides its full financial and operating results for the fourth quarter and full year 2025 after the market close on

Tuesday, February 17, 2026. The company’s management will discuss the results during a conference call and simultaneous webcast at 1:30 p.m. PT (4:30 p.m. ET) that same day. Additional details to be provided in the future.

About Glaukos

Glaukos (www.glaukos.com) is an ophthalmic pharmaceutical and medical technology company focused on developing and commercializing novel therapies for the treatment of glaucoma, corneal disorders, and retinal diseases. Glaukos first developed Micro-Invasive Glaucoma Surgery (MIGS) as an alternative to the traditional glaucoma treatment paradigm, launching its first MIGS device commercially in 2012. In 2024, Glaukos commenced commercial launch activities for iDose® TR, a first-of-its-kind, long-duration, intracameral procedural pharmaceutical designed to deliver 24/7 glaucoma drug therapy inside the eye for extended periods of time. Glaukos also markets the only FDA-approved corneal cross-linking therapy utilizing a proprietary bio-activated pharmaceutical for the treatment of keratoconus, a rarely diagnosed corneal disorder. Glaukos continues to successfully develop and advance a robust pipeline of novel, dropless platform technologies designed to meaningfully advance the standard of care and improve outcomes for patients suffering from chronic eye diseases.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events, or developments that we expect, believe, or anticipate will or may occur in the future are forward-looking statements. Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties, and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this press release.  These potential risks and uncertainties include, without limitation, our ability to successfully commercialize our iDose TR and Epioxa therapies, and our ability to continue to generate sales of our commercialized products and develop and commercialize additional products. These and other risks, uncertainties, and factors related to Glaukos, and our business are described in detail under the caption “Risk Factors” and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, which was filed with the SEC on October 31, 2025. Our filings with the SEC are available in the Investor Section of our website at www.glaukos.com or at www.sec.gov.  In addition, information about the risks and benefits of our products is available on our website at www.glaukos.com. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof. We do not undertake any obligation to update, amend, or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

###